Exhibit 99.1

NPS Contacts:	Nycomed Contact:
Susan M. Mesco NPS Investor Relations 908.450.5516 smesco@npsp.com	Beatrix Benz Nycomed Media Relations +41 44 555 1508 beatrix.benz@nycomed.com

Tony Plohoros 6 Degrees PR 908.591.2839 tplohoros@6degreespr.com

GATTEX® (teduglutide) Meets Primary Efficacy Endpoint in Phase 3 Pivotal Study in Patients with Adult Short Bowel Syndrome

— First-in-class GLP-2 analog could represent an important advancement in the treatment of short bowel syndrome —

— Conference call today at 9:00 AM ET —

BEDMINSTER, New Jersey — January 31, 2011 — NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a specialty pharmaceutical company developing innovative therapeutics for rare gastrointestinal and endocrine disorders, today announced that its Phase 3 pivotal study of GATTEX® (teduglutide) met the primary efficacy endpoint of reducing parenteral nutrition (PN) dependence in patients with adult short bowel syndrome (SBS).  The 24-week randomized, double-blind study, known as STEPS, was designed to compare the efficacy, safety and tolerability of GATTEX to placebo.

The study reached statistical significance for the primary efficacy endpoint, defined as the percentage of patients who achieved a 20 percent or greater reduction in weekly PN volume at Weeks 20 and 24, compared to baseline.  In an intent-to-treat analysis, 63 percent (27/43) of GATTEX-treated patients responded versus 30 percent (13/43) of placebo-treated patients (p=0.002).  Patients treated with GATTEX for 24 weeks also achieved significantly greater reductions in weekly PN volume versus placebo.  On average, patients who received GATTEX experienced a 4.4 liter reduction in weekly PN volume from a pre-treatment baseline of 12.9 liters; patients who received placebo experienced a 2.3 liter reduction from a pre-treatment baseline of 13.2 liters (p<0.001).

“SBS patients who receive their nutrients and fluids intravenously due to malabsorption and diarrhea are prone to a number of serious complications including life-threatening infections, blood clots and liver and kidney damage.  The STEPS results suggest teduglutide helps restore normal intestinal function in patients with short bowel syndrome, thereby reducing dependence on parenteral nutrition and potentially improving their quality of life,” said Palle Bekker Jeppesen, M.D., associate professor, department of medical gastroenterology, Rigshospitalet, University Hospital of Copenhagen, Denmark.  “These findings bring us closer to an important new therapeutic option for patients with this debilitating condition.”

The STEPS study showed that GATTEX was well tolerated.  Four of the 86 randomized patients discontinued the study due to adverse events, of which one was GATTEX-treated and three were placebo-treated.  Adverse events appear to be consistent with the pharmacological effects of the drug.

“We are very pleased with these findings as they confirm our belief that GATTEX provides meaningful clinical benefits to adult patients with short bowel syndrome,” said Francois Nader, MD, president and chief executive officer of NPS Pharmaceuticals.  “Based on these results, we expect to file for FDA approval of GATTEX in the second half of this year as a first-in-class treatment for SBS.  We thank the patients, clinical investigators, and study coordinators who participated in this landmark study, as well as our ex-North American partner Nycomed who co-managed and co-funded the study.  We look forward to reporting additional results from the STEPS study at upcoming medical meetings.”

More than 97 percent of eligible patients who participated in STEPS elected to roll into STEPS 2, an open-label continuation study in which all participants receive up to an additional 24 months of GATTEX therapy.

STEPS study design

STEPS was an international, double-blind, placebo-controlled Phase 3 pivotal study designed to provide additional evidence of safety and efficacy of GATTEX in reducing PN dependence in adult SBS patients.

Twenty-nine centers in North America and Europe enrolled patients in the STEPS study.  Eighty-six patients were randomized and analyzed for efficacy and safety.  The trial included an initial PN optimization and stabilization period, after which patients were randomized 1:1 to compare daily subcutaneous dosing of 0.05 mg/kg of GATTEX to placebo over a 24-week treatment period.  A total of 78 patients completed the study.

The primary efficacy endpoint was the percentage of patients who achieved a 20 percent or greater reduction in weekly PN volume at Week 20 and maintained that response at Week 24, compared to baseline. The study’s secondary endpoints included reductions in PN volume and the direct effects of improved intestinal absorption of fluid.

NPS conducted STEPS with the support of its partner, Nycomed, a global pharmaceutical company, headquartered in Switzerland, which holds the rights to develop and commercialize teduglutide outside of North America.  Nycomed expects to submit a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for teduglutide in the first half of 2011. The two companies share certain external costs for the teduglutide development program.

Conference Call Information

NPS will host a conference call today at 9:00 a.m. Eastern Time to discuss these findings.  To participate in the conference call, dial (888) 396-2356 and use pass code 22757353.  International callers may dial (617) 847-8709, using the same pass code. In addition, a live audio of the conference call will be available over the Internet.  Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 24296023, until midnight Eastern Time, February 14, 2011.  International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About Short Bowel Syndrome

Short bowel syndrome, or SBS, is a highly disabling condition that can impair a patient’s quality-of-life and lead to serious life-threatening complications. SBS typically arises after extensive resection of the bowel due to Crohn’s disease, ischemia or other conditions.  SBS patients often suffer from malnutrition, severe diarrhea, dehydration, fatigue, osteopenia, and weight loss due to the reduced intestinal capacity to absorb nutrients, water, and electrolytes.  The usual treatment for short bowel syndrome is nutritional support, including parenteral nutrition (PN) or intravenous feeding to supplement and stabilize nutritional needs.

Although PN can provide nutritional support for short bowel syndrome patients, it does not improve the body’s own ability to absorb nutrients.  PN is also associated with serious complications, such as infections, blood clots or liver damage, and the risks increase the longer patients are on PN.  Patients on PN often experience a poor quality-of-life with difficulty sleeping, frequent urination and loss of independence.

There are an estimated 10,000 to 15,000 SBS patients in the U.S. who are dependent on PN, the direct cost of which can exceed $100,000 annually per patient.

About GATTEX® (teduglutide)

GATTEX (teduglutide) is a novel, recombinant analog of human glucagon-like peptide 2, a protein involved in the rehabilitation of the intestinal lining.  GATTEX is in Phase 3 development to reduce dependence on parenteral nutrition (PN) in adult patients with short bowel syndrome (SBS).  NPS has reported findings from completed studies in which GATTEX demonstrated a favorable safety profile and reductions in mean PN volume from pretreatment baseline were observed.  NPS is also advancing preclinical studies to evaluate teduglutide in additional intestinal failure related conditions.

Teduglutide has received orphan drug designation for the treatment of SBS from the U.S. Food and Drug Administration and the European Medicines Agency.

In 2007, NPS granted Nycomed the rights to develop and commercialize teduglutide outside the United States, Canada and Mexico.  NPS retains all rights to teduglutide in North America.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing new treatment options for patients with rare gastrointestinal and endocrine disorders.  The company is currently advancing two Phase 3 registration programs.  Teduglutide, a proprietary analog of GLP-2, is in Phase 3 development for parenteral nutrition dependent adult short bowel syndrome and is in preclinical development for additional intestinal failure related conditions. NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is in Phase 3 development as a hormone replacement therapy for hypoparathyroidism.  NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, Kyowa Hakko Kirin, Nycomed, and Ortho-McNeil Pharmaceutical.

“NPS”, “NPS Pharmaceuticals”, and “GATTEX” are the company’s registered trademarks.  All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

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